Exhibit 10.14
September 23, 2004
Mr. Raymond Brinks
Dear Ray:
     Congratulations! On behalf of Sonics, Inc. (“Sonics” or “the Company”), I am pleased to confirm our offer of a position with the Company pending the conclusion and positive outcome of the ongoing reference checks. This letter further clarifies the terms of your employment with the Company, which will begin on or before October 15, 2004.
     Your title will be Vice President — Engineering and you will report to me. In this position, you will be responsible for the overall engineering development process, including (i) the development of strategies for supporting existing products while also implementing the product roadmap; (ii) providing visibility and communicate the overall product status and schedule to senior management, customers and the engineering team; (iii) develop and manage budgets associated with the engineering team; (iv) develop and execute requirements extraction/documentation and product roadmaps thru close interaction with field sales and marketing; and (iv) responsibility for implementing streamlining and standardization initiatives and hardware/software development “best practices” , ensuring that Sonics maintains clear leadership in the emerging market of integration of semiconductor intellectual property (IP) cores into system-on-chip (SoC) designs. This is a full-time position and is exempt from overtime pay.
     You will be paid a base salary of $180,000 per year. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding taxes). In addition, you will participate in the Company’s Management-By-Objective (“MBO”) plan on a prorated basis from the date of your employment. The MBO plan is based on personal performance objectives along with Company sales and business objectives that will be mutually agreed upon between you and your management. Your actual bonus awards will be based upon the achievement level of both personal and Company goals as determined by Sonics’ management and the Board of Directors. Details of the MBO plan will be provided to you upon your commencement of employment with the Company.
     Sonics takes a long-term approach to its investments, and its employees are its most important investment. We believe that stock options are an effective compensation tool to align the long-term interest of Sonics with that of its employees. Therefore, subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 600,000 shares of the Company’s Common Stock under the Sonics, Inc. 1997 Stock Incentive Plan, as amended, at an exercise price equal to the fair market value of such Common Stock on the date of grant, as determined by the Company’s Board of Directors. Such option will vest at the rate of l/8th of the original number of shares subject to the option at the end of the month in which you have completed six full months of employment, and will continue to vest at the end of each month thereafter at the rate of l/48th of the original number of shares subject to the option (total vesting occurs over 48 months). Vesting will depend on your continued full-time employment with the Company.
     You will be entitled to receive benefits and vacation leave as generally made available to similarly-situated employees. Like all Company employees, you will be required to sign the Company’s Employee Proprietary Information and Inventions Agreement.
     We sincerely hope that you accept this offer of employment and are looking forward to your joining Sonics. While we anticipate a long and mutually beneficial relationship, our employment relationship shall be “at-will.” You may terminate your employment with Sonics at any time and similarly, we may alter, modify, or terminate this employment relationship with you at any time, with or without cause.
     This offer for employment is contingent upon passing an authorized background check. Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and
2440 W. El Camino Real
Suite 600
Mountain View
California 94040-1499
ph: 650.938.2500
fx: 650.938.2577
www.sonicsinc.com

authorization to work in the United States. On your first day of employment you must provide the required identification.
     Again, let me indicate how pleased we are to extend this offer and how much we look forward to working together. This offer will remain valid until September 30, 2004. Please indicate your acceptance by signing and returning a copy of this letter.

Very truly yours,

SONICS, INC.	Agreed to and Accepted by:

/s/ Grant A. Pierce	Signature:	/s/ Raymond Brinks

Grant A. Pierce		Raymond Brinks
President & CEO	Start Date:	Nov. 1, 2004